EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Craig Smith
CFO
480-296-0442
craigs@vitrix.com

TIME AMERICA ANNOUNCES FISCAL SECOND QUARTER

FINANCIAL RESULTS

Company doubles sales force and forms new partner relationships to position itself for future growth

TEMPE, Ariz, February 5, 2004 – Time America, Inc., (OTCBB: TMAM), a leading developer and marketer of time and labor management solutions, today announced unaudited financial results for its fiscal second quarter ended December 31, 2003.

Revenue for the quarter ended December 31, 2003 was $1,127,324, a 9% increase over revenue of $1,036,764 in the year-ago quarter. Net loss from operations for the quarter ended December 31, 2003 was $265,563, compared to $45,584 for the year-ago quarter. Net loss for the quarter ended December 31, 2003 was $282,694, or $.02 per basic and diluted share, compared to $65,562, or $.01 per basic and diluted share, for the year-ago quarter.

Revenue for the six-month period ended December 31, 2003 was $2,253,721, a 5% increase over revenue of $2,145,000 in the year-ago period. Net loss from operations for the six-month period ended December 31, 2003 was $407,316, compared to $16,735 for the year-ago period. Net loss for the six-month period ended December 31, 2003 was $444,265, or $.04 per basic and diluted share, compared to $54,947, or $.01 per basic and diluted share, for the year-ago period.

“We doubled our direct sales headcount in the quarter and initiated a number of marketing related programs to increase company and brand awareness.  While these planned activities increased our spending in the quarter, we believe they are the proper investments to position the Company for future growth,” stated Thomas Bednarik, President and CEO.

“We continue to gain traction in the partner space, forming both referral and co-branding relationships with organizations that need a time and labor management offering to effectively compete in their marketplace,” added Bednarik.  “During the second quarter, the Company entered into an agreement with Epix, a large professional employer organization (PEO), and other partners in the payroll, employee staffing and PEO space.”

On a direct sales basis the Company closed a number of transactions in the quarter including a $200,000 three-year commitment with a major not-for-profit organization in the Midwest for the Company’s hosted NETtime web-based application.  Additional clients were added in the following markets in the quarter: textile manufacturing, banking, telecom, hotel and casino, human resource staffing and medical manufacturing.

The Company also closed a significant round of financing in the quarter to fund its increased sales and marketing activities.  The funds will also allow the Company to expedite the development of new technology products.

The Company continues to pursue its acquisition strategy by identifying potential candidates in the workforce management and employee forecasting / scheduling markets.

The Company will hold a conference call today at 4:30 p.m. EST to discuss its 2004 fiscal second quarter results.  To participate, call 888-394-8033 five minutes prior to the start of the call, or log on to www.kcsa.com for a live webcast of the call.  There will also be a replay of the call available until February 12, 2004 by dialing 877-519-4471 and entering the access code 4496926.

About Time America, Inc.

Based in Tempe, Arizona, Time America, Inc., is a leading developer of web-based and client-server workforce management solutions. With over 15 years of experience, Time America’s family of NETtime™, HourTrack™ and GENESIS ™ solutions deliver cost-effective management of labor resources and automation of time and attendance data collection, workforce scheduling, and payroll processing. More information can be located at the Company’s homepage on the worldwide web at http://www.timeamerica.com.

Certain information and comments contained in this press release may be forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Factors set forth in the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003 and subsequently filed Form 10-QSB’s, together with other factors that appear in this press release or in the Company’s other Securities and Exchange Commission filings could affect the Company’s actual results and could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company, in this press release.

This release and prior releases are available on the Company’s Worldwide Web site at www.timeamerica.com.

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TIME AMERICA, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31, 2003	June 30, 2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$978,898	$245,795
Accounts receivable – trade, net	672,159	551,576
Inventory	360,395	232,815
Prepaid expenses and other current assets	59,626	34,451

Total Current Assets	2,071,078	1,064,637

Property and equipment, net	161,643	115,633

Total Assets	$2,232,721	$1,180,270

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Current portion of long-term debt	$430,726	$283,148
Accounts payable	190,083	272,129
Accrued liabilities	249,367	209,288
Deferred revenue	334,779	250,012

Total Current Liabilities	1,204,955	1,014,577

Long-term debt, less current portion	384,398	597,505

Total Liabilities	1,589,353	1,612,082

Commitments:	—	—

Stockholders’ Equity (Deficit):
Common stock, $.005 par value, 50,000,000 shares authorized, 13,546,052 and 10,656,057 shares issued and outstanding	67,730	53,280
Contributed capital	7,843,346	6,338,351
Accumulated deficit	(7,267,708)	(6,823,443)

Total Stockholders’ Equity (Deficit)	643,368	(431,812)

Total Liabilities and Stockholders’ Equity (Deficit)	$2,232,721	$1,180,270

TIME AMERICA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002

Revenues:
Product sales	$867,311	$810,534	$1,765,639	$1,720,217
Services revenue	260,013	226,230	488,082	424,783

Total Revenues	1,127,324	1,036,764	2,253,721	2,145,000

Cost of Revenues:
Product	343,723	319,060	729,746	677,754
Services	153,036	129,912	288,590	255,657

Total Cost of Revenues	496,759	448,972	1,018,336	933,411

Gross Profit	630,565	587,792	1,235,385	1,211,589

Costs and Expenses:
Sales and marketing	469,383	291,006	859,675	552,008
Research and development	201,073	163,829	372,703	332,869
General and administrative	225,672	178,541	410,323	343,447

Total Costs and Expenses	896,128	633,376	1,642,701	1,228,324

Net Loss from Operations	(265,563)	(45,584)	(407,316)	(16,735)

Other Income (Expense):
Interest expense	(18,835)	(20,382)	(38,646)	(39,361)
Other	—	40	(7)	40
Interest income	1,704	364	1,704	1,109

	(17,131)	(19,978)	(36,949)	(38,212)

Net Loss	$(282,694)	$(65,562)	$(444,265)	$(54,947)

Basic Loss per Share	$(0.02)	$(0.01)	$(0.04)	$(0.01)

Weighted Average Number of Shares Outstanding	12,810,393	9,219,371	12,143,551	9,181,729